Exhibit 10.1

Certain portions of this agreement have been redacted pursuant to a request for confidential treatment submitted to the SEC. The redacted portions are identified by a bracketed asterisk as follows: [*]. The redacted portions of the agreement have been filed separately with the SEC pursuant to Sequiam’s application for confidential treatment.

NON-EXCLUSIVE RESELLER AGREEMENT

THIS NON-EXCLUSIVE RESELLER AGREEMENT (this “Agreement”) is entered into and shall be effective as of March 1, 2005, by and between Sequiam Software, Inc. with a principal place of business at 300 Sunport Lane, Orlando, Florida 32809. (“Company”) and IKON Office Solutions, Inc., with a principal place of business at 70 Valley Stream Parkway, Malvern PA 19355 (“IKON”).

Background

Company desires to grant to IKON the non-exclusive right to sell and distribute the specific products described in Exhibit A (the “Products”). IKON is engaged in the sale and distribution of copier, print and other office products and desires to have the right to sell and distribute the Products upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto (the “Parties”), intending to be legally bound, hereby agree as follows:

1.	Authorization.

1.1
Company hereby grants to IKON a non-exclusive right and license to distribute, market and sell to end-user customers (“Customers”), maintain, support, use for demonstration purposes and display the Products or any part thereof, within the North America (the “Territory”). Licenses granted to Customers shall be between Company and such Customers. Such licenses shall be contained in the Products, and shall include the license terms set forth on Exhibit B hereto. Company hereby grants IKON a non-exclusive right to use any of Company's trade names, trademarks or logos, as supplied by Company from time to time, on or with the Products and or material in connection with the marketing of the Products, provided that IKON obtains Company’s prior written approval of any materials distributed by IKON which contain Company’s trade names, trademarks or logos. IKON shall use commercially reasonable efforts to market and promote the Products throughout the Territory. In the event of any default by any end-user of its obligations under any lease, purchase, equipment or service agreement between IKON and any end-user, or under the License Agreement between Company and such end-user, or in the event that licensed the Product is accepted for return for any reason within ninety (90) days of the applicable license date, IKON shall be entitled to transfer or assign, the underlying Product license relating to such end-user to any other end-user in mitigation its losses arising from such default.

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1.2	IKON shall have the right to distribute any other products, including products that may compete with the Products.

1.3
Company hereby grants to IKON the right to use and display Company’s trademarks (the “Company Trademarks”), but solely in connection with and to the extent necessary for the marketing, distribution and support of the Products under this Agreement. IKON’s use shall be in accordance with Company’s trademark guidelines, as issued by Company to IKON in writing from time to time. IKON shall not remove or alter Products’ copyright notices, trademarks, logos or packaging. Company retains all rights in the Company Trademarks except as specifically granted to IKON in this section. In connection herewith, IKON authorizes Company to use its name and pre-approved IKON trademarks solely for purposes of marketing the nature of the reseller relationship contemplated by this Agreement. IKON retains all rights in and to such name and trademarks, which must be used in accordance with IKON’s trademark guidelines.

1.4
Company hereby grants to IKON the right to use and display Company’s copyrighted materials (including software and printed materials included with the Products), but solely in connection with and to the extent necessary for the marketing, distribution and support of the Products under this Agreement. Company retains all rights in the materials except as specifically granted to IKON in this section.

2.	Obligations of IKON.

2.1	IKON will use commercially reasonable efforts to make the Products available to Customers.

2.2	IKON will advertise and/or promote the Products in a commercially reasonable manner and will transmit Product information and promotional materials to Customers, as reasonably necessary.

2.3	IKON will provide Company with monthly “sales out” reports describing IKON’s sales of Products by district and Product, and identifying the zip code areas covered by each district.

3.	Obligations of Company.

3.1
In addition to its other obligations hereunder, Company shall provide IKON with sales training for IKON’s sales personnel free of charge as reasonably requested by IKON. Company shall also provide IKON with technical training, the pricing for such services being the then current rate. Company shall maintain a fully trained staff of service and support personnel in order to perform its obligations hereunder.

3.2
IKON intends to support field based system engineers from help desks in Orlando and Scottsdale. Company will offer free training on site for help desk engineers as a one-time event and keep the help desk personnel up to date with tech bulletins and software update information as it becomes available. In addition, Company will offer additional on site training as Company determines it's necessary in the event of significant product updates of additional product offerings. Company will also offer IKON help desks a technical support "priority" hot line. This hotline shall be manned from 9:00 AM to 5:00 PM eastern standard time by a qualified Products support professional. IKON will not be responsible for any travel expenses incurred by Company in connection with its Product support obligations, unless and only to the extent approved in writing by IKON in advance.

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3.3
Company will supply IKON with (4) complete Product licenses (Virtual dongles) with access codes and documentation for delivery to the help desks, to support the above training effort, all at no charge. Such software may be freely used and will be secured by printing a demonstration watermark on all printed pages. Company and IKON will agree to regular web based training dates at which time Company will demo products for IKON sales and introduce its Company Sales Agents that shall provide support to IKON representatives. IKON and Company will agree on an initial set of target accounts and may mutually revise such lists from time to time. IKON will provide the names and contacts of all assigned Company sales representatives and may revise such names and contacts from time to time. IKON will engage company sales representatives to assist in providing demonstrations and securing final service agreements from the Company. IKON agrees not to directly pursue sale of Company Products without engaging with a Company Sales Agent or Company management.

4.
Purchase Orders. All orders entered by IKON under this Agreement shall be placed by written purchase order or shall be confirmed in writing within (5) working days of oral placement, shall refer to this Agreement, and shall specify (i) the quantity and description of Products; (ii) requested delivery date(s); (iii) applicable price; (iv) the location to which the Product is to be shipped; and (v) shipping instructions.

5.
Prices and Payment. Company shall sell the Products to IKON and/or Customers at the prices set forth on Exhibit A. IKON acknowledges and agrees that Company shall have the right to alter the prices set forth on Exhibit A from time to time by ninety (90) days prior written notice to IKON as provided herein. All prices, fees and charges are exclusive of all federal, state and local taxes. If IKON pays an invoice from Company within five (5) days of IKON’s receipt of a Company invoice, IKON shall receive cash with order discount (“Discount”) in the amount of     [*]     percent   ([*]%)   of the total of such invoice. IKON shall be permitted to deduct such Discount from the total of such invoice. Any amount not paid within forty-five (45) days of IKON’s receipt of the invoice shall be subject to a service charge equal to     [*]     percent   ([*]%)   per month, unless such amount is subject to a good faith dispute between the Parties. In the event that an IKON customer wishes to upgrade any software or other such product that is licensed to run any Product hereunder, and that upgrade crosses a Products license speed category, Company will make that upgrade available for the difference in price between the current license speed category and the new license speed category. This offer will remain available for exercise at any time and is based on the then current Product price.

6.	Shipping.

6.1	Unless otherwise specified in writing by Company, title and risk of loss shall pass on FOB terms upon delivery to carrier mutually agreed to by the Parties at Company’s warehouse.

6.2
Company shall use commercially reasonable efforts to deliver the Products on the delivery date specified in the applicable written purchase order and to ensure that the service provided is running according to the specifications provided. Company shall use all commercially reasonable efforts to notify IKON of any delay in shipping or if a specific delivery date cannot be achieved. Normal shipment time is five (5) days after receipt of the purchase order. All Products delivered pursuant to this Agreement shall be marked for shipment to IKON’s address set forth above or to the address specified in the applicable written purchase order. Upon receipt, IKON and/or the Customer may inspect all Products and packaging for shipping damage and may reject any damaged or inoperable item.

7.	General Indemnity; Warranty.

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7.1
Company agrees to protect IKON and hold it harmless from any loss or claim incurred by IKON to the extent arising out of defects in any Product existing at the time such Product is delivered by Company, or any warranties or representations of Company relating to the Products, provided that IKON gives Company immediate notice of any such loss or claim and cooperates fully with Company in the handling thereof. IKON agrees to protect Company and hold it harmless from any other kind of loss or claim incurred by IKON to the extent arising out of its installation of any of the Products sold hereunder, including any loss or injury to the property or person of Customers or Customers’ representatives or employees, or any other person, provided that Company gives IKON immediate notice of any such loss or claim and cooperates fully with IKON in the handling thereof.

7.2
Company warrants that the Products shall be free from any defects in material and workmanship and will perform in accordance with all specifications relating thereto. Company shall use its commercially reasonable efforts to insure that the Products, at the time of delivery, shall be feee of any virus or other program routine designed to erase or otherwise harm data or other programs of the end user. Company further warrants that Company owns the Products, including all associated intellectual property rights, or otherwise has the right to grant IKON and its customers the right and license provided in this Agreement, and that neither the Products nor the associated documentation infringe any patents, copyrights, trademarks, or other proprietary rights of any third parties.

7.3
Company warrants that the Products, individually or configured together as a system, will correctly (i) recognize, accept, compare, sequence, store, retrieve, display, compute and process date-data relating to century and day-of-the-week recognition, including single century formulas and multi-century formulas, leap years; (ii) exchange date-data and interface with other software, firmware and computer hardware with which it interacts, provided, that such interacting software, firmware or computer hardware is itself capable of properly and correctly exchanging accurate date-data; and (iii) accept and respond to two-digit date-data input in a manner that resolves any ambiguities as to the century in a defined, predetermined and appropriate manner. IKON shall have the right to assign and otherwise pass through its rights under this warranty to its customers.

7.4
EXCEPT TO THE EXTENT ARISING IN CONNECTION WITH ITS INDEMNIFICATION OBLIGATIONS HEREUNDER, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.

8.
Confidential Information. “Confidential Information” shall mean all information, know-how, trade secrets or other material disclosed by one Party to the other pursuant to this Agreement which is marked “Confidential,” “Proprietary” or in some similar manner, including pricing information and the terms and conditions of this Agreement. Each Party shall treat as confidential all Confidential Information of the other Party, shall not use such Confidential Information except in connection with implementing this Agreement and shall not disclose such Confidential Information to any third party who has not executed an agreement to maintain the confidentiality of the Confidential Information with restrictions at least as restrictive as those set forth herein. All technical, business, sales, distribution channel, financial, marketing, pricing, planning and competitor information and the customer lists of Customers who have purchased Products from IKON are considered Confidential Information. Both Parties will ensure their compliance with all state or federal privacy acts to the extent required to allow the other to use such information for its continuing business operations, development and marketing purposes. Confidential Information does not include information that is (i) generally known and available in the public domain through no fault of the receiver; (ii) was known by the receiver prior to the date of disclosure; (iii) was received from a third party without any obligation of confidentiality; or (iv) was independently developed without reliance on Confidential Information. Given the nature of the Confidential Information and the likely consequences for each Party’s business where unauthorized use or disclosure of the Confidential Information occurs, monetary damages would not be an adequate remedy and each Party reserves the right to seek and obtain injunctive relief, in addition to any other remedy that may be available, in any proper forum.

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8.1	Marketing and Public Relations

Neither party may disclose the terms of this Agreement, or advertise, market or otherwise publicize or disclose any information concerning the relationship of the parties hereunder or any other such information in connection herewith and therewith without the prior written consent of the other party.

8.2	Marketing Development Funds

8.2.1    Company shall create a MDF program which shall consist of readily available monetary funds for use by and distributed to IKON to fund programs, marketing, events and other such activities and financial requests that are designed to cultivate or develop existing and/or prospective customers identified by IKON as customers that may purchase Company’s Products (“MDF Funding Activities”).

8.2.2    The MDF shall be established and funded monthly by Company and the sums to be deposited therein shall be calculated based on an accrual rate of     [*]     percent   ([*]%)   of the aggregate monthly purchases, sales or other such distributions of Company’s Products by or through IKON (the “Sales”) under the terms of the Agreement. Company shall hold such MDF sums for IKON until such time IKON requests the sums for MDF Funding Activities.

8.2.3    The Company shall report to IKON in writing, on the tenth (10th) business day of each month, those Sales consummated by IKON under the Agreement and the corresponding MDF balance of available funds from such Sales for the month immediately preceding the then current month.

8.2.4    IKON shall designate an authorized representative to identify MDF Funding Activities and request MDF sums from Company, and Company shall review such requests for MDF sums and provide its approval for the release of MDF sums to IKON for its use on MDF Funding Activities, which approval shall not be unreasonably withheld by Company.

8.2.5    IKON may request MDF sums in advance of, during or after any Funding Activities, as appropriate, and shall provide Company all necessary documentation, supporting information about, and/or proof of performance of each Funding Activity (“Funding Activity Supporting Documentation”) for consideration by Company when approving the release of MDF sums. Company shall promptly review and respond (within three business days) to all MDF requests from IKON, and shall not unreasonably withhold its consent to any such request.

8.2.6    Upon Company’s approval that any such Funding Activity permits the release of MDF sums to IKON, Company shall advance such MDF sums accrued and then available to IKON within thirty (30) days of the Company’s receipt of the request for MDF sums and the Funding Activity Supporting Documentation from IKON. To the extent the cost of such approved Funding Activity exceeds the amount accrued and available in the MDF, only those sums then accrued and available in the MDF will be distributed to IKON. Any cost of an approved Funding Activity, or any portion thereof, that cannot be immediately covered by the available MDF sums shall thereafter be paid to IKON as such sums accrue and become available in the MDF.

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9.	Term and Termination. The initial term of this Agreement shall commence on the date signed by Company, and shall continue for one (1) year thereafter unless terminated or renewed as provided below:

9.1
Either Party may terminate this Agreement upon thirty (30) days written notice of a material breach to the other and failure by the other to cure such material breach within the thirty (30) day period.

9.2	Either Party may terminate this Agreement without cause and for any reason whatsoever upon sixty (60) days prior written notice to the other.

9.3
This Agreement shall terminate immediately should either Party become insolvent or should bankruptcy proceedings be commenced for or against either Party.9.4 At the end of the initial term, this Agreement shall be automatically renewed for successive one (1) year terms, unless terminated by either party by written notice to the other not less than sixty (60) days before the end of the initial term or any renewal period.

The parties each acknowledge and agree that certain customer relationships relating to the Products and services contemplated hereby may extend, by their terms, beyond the term of this Agreement. Accordingly, notwithstanding termination or expiration of this Agreement for any reason, the parties agree to work together in the exercise of good faith to develop and implement such post-termination support solutions, on a case by case basis, as may be reasonably necessary to satisfy any surviving customer obligations.

10.	Source Code Escrow

10.1
The Parties shall enter into a standard escrow agreement with a third party escrow agent regarding escrow of the source code for the software Products covered hereunder. IKON will pay the fees for the maintenance of such escrow account.

10.2
Upon the occurrence of a Source Code Delivery Event, Company shall deliver to IKON a full and complete set of the source code, for the most current version of each of the software Products, on computer magnetic media; all necessary and available information, proprietary information, and technical documentation that shall enable IKON to create, maintain and/or enhance the software Products without the aid of Company or any other person or reference to any other materials; maintenance tools (test programs and program specifications); proprietary or third-party systems utilities (compiler and assembler descriptions); description of the system/program generation; and descriptions and locations of programs not owned by Company, but required for use and/or support. The license granted hereunder includes the right, exercisable upon such delivery, to use such materials for purposes of IKON's providing internally, or procuring from independent contractors, such maintenance and support as IKON may require with respect to the software Products and, as incident thereto, to copy and modify the source code of the software Products in support of the authorized uses of the software Products.

10.3
For purposes of this Agreement, "Source Code Delivery Event" means that either (i) IKON and/or any Customer encounters Company's inability, failure, or unreasonably refuses to correct material error(s) in the software Products following completion of the remedial procedures provided in this Agreement, for any reason, or otherwise to carry out in any material respect the maintenance or support obligations set forth in the Maintenance Agreement for any reason; (ii) Company files a petition in bankruptcy or petition to take advantage of any insolvency action, makes an assignment for the benefit of its creditors, consents to the appointment of a receiver for itself or the whole or substantially all of its property, is adjudicated a bankrupt on a petition in bankruptcy filed against it, files a petition or answer seeking reorganization or arrangement or other aid or relief under any bankruptcy or insolvency laws for the relief of debtors, or is the subject of an order, judgment, or decree entered by a court of competent jurisdiction appointing a receiver for Company or the whole or substantially all of its property, or approval of a petition filed against Company or the whole or substantially all of its property, or approval of a petition filed against Company seeking reorganization or arrangement of Company under any bankruptcy or insolvency laws or any other law for the relief of debtors; or (iii) Company ceases to reasonably support the software Products.

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11.
Effect of Termination. Upon termination, neither Party shall be liable to the other for any indirect or consequential damages or costs, including lost profits, losses on unfulfilled contracts, or losses of any commitment or investment made in reliance upon this Agreement or the representations of the Parties. All indemnity and warranty obligations, and IKON’s obligations to pay for Products and to service Products shall survive. IKON shall cease representing that it is authorized to sell Company products and shall cease using any Trademarks. Upon expiration or earlier termination of this Agreement, IKON shall return, or destroy and certify such destruction in writing, all materials hereunder that utilize or display the Company’s Trademarks.

12.
Infringement Indemnification by Company. Company shall indemnify and hold IKON harmless from and against any and all claims brought against IKON, and shall reimburse IKON for any judgments, damages, cost or expenses payable by IKON to the party bringing such action together with costs and expenses incurred by IKON, including reasonable attorneys’ fees relating thereto, as a result of any infringement by the Products of any third party’s intellectual property rights. If the Products, or any part thereof, are, or in the reasonable opinion of Company is likely to become, the subject of any claim for infringement of such third party intellectual property rights, or if it is judicially determined that the Products, or any part thereof, infringes any such third party’s intellectual property rights, then Company may, at its option and expense, either (i) procure for IKON the right under such third party intellectual property rights to sell or use, as appropriate, the Products or (ii) replace or modify the Products or parts thereof, with other suitable and reasonably equivalent technology or parts so that the Products become non-infringing or (iii) if it is not commercially reasonable to take the actions specified in items (i) and (ii) immediately preceding, repurchase from IKON any Products remaining in IKON’s inventory together with shipping and insurance costs incurred by IKON for such Products.

13.	Assignment. This Agreement is personal to Company and IKON and shall not be assigned by either without the prior written consent of the other.

14.
No Agency. This Agreement does not constitute IKON as a partner, agent, or franchisee of Company, or authorize IKON to represent or act for Company in any manner, or create any obligation on behalf of Company. IKON shall be solely responsible for determining its resale prices and, except as expressly set forth herein, shall operate its business in whatever manner it deems appropriate.

15.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument; however, this Agreement shall be of no force or effect until executed by both Parties.

16.
No Implied Waivers. The failure of either Party at any time to require performance by the other Party of any provision hereof shall not affect in any way the full rights to require such performance at any time thereafter. The waiver by either Party of a breach of any provision hereof shall not be taken, construed, or held to be a waiver of the provision itself or a waiver of any breach thereafter or any other provision hereof.

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17.
Entire Agreement. The entire agreement between the Parties is incorporated in this Agreement and the Exhibits, which supersede all prior discussions and agreements, including all contrary terms in IKON’s purchase orders or other writings. There are no representations, agreements or understandings, expressed or implied, affecting this Agreement which are not expressly set forth herein. This Agreement may only be modified by a written agreement signed by both Parties. This Agreement shall not be supplemented or modified by any course of dealing, trade usage or any inconsistent terms in any purchase order or confirmation.

18.	Compliance with Applicable Laws.

18.1
Export and Import Controls. IKON acknowledges that the Products and the technical data received from Company in accordance with the terms hereunder may be subject to export and import controls of the United States or another government authority in the Territory. In the performance of its obligations, IKON will comply with all laws, regulations and orders, and agrees to commit no act which, directly or indirectly, would violate any United States or any other applicable law, regulation or order.

18.2
Authorizations. Each party shall at its own expense make, obtain, and maintain in force at all times during the term of this Agreement, all filings, registrations, reports, licenses, permits and authorizations (collectively “Authorizations”) required under applicable law, regulation or order required for it to perform its obligations under this Agreement.

19.
Compliance with Laws.  The parties shall be mutually responsible, as applicable, for complying with the laws and regulations applicable in the Territory, or any nation, or political subdivision thereof, in which they engage in business in performing their respective responsibilities hereunder. Each party will bear their applicable expenses and costs related to compliance with such laws and regulations.

20.	Governing Law. This Agreement shall be governed by the law of the Commonwealth of Pennsylvania.

The parties executing this Agreement warrant that they have the requisite authority to do so.

IKON OFFICE SOLUTIONS, INC.	COMPANY

By: ____________________________	By: ____________________________

Name: Dan Nero	Name: Mark L. Mroczkowski

Title: National Director of Professional Services	Title: Senior Vice President and CFO

Date: __________________________	Date: March 11, 2005

IKON Sequium Agreement v03.08.05 (Execution copy).doc

EXHIBIT A
PRODUCTS AND PRICING

Company will offer IKON product with a distribution enabling IKON to determine the price to the market and established the price in accordance to the terms appropriate to the client situation.. IKON may pre purchase volume in accordance with the price schedule here in attached to obtain the most favorable prices available to any reseller under the same terms.

Should IKON or its Customers purchase an amount of services from the Company of greater than $2M in any one calendar year, prices in that calendar year shall be   [*%]   less than the prices quoted in this Exhibit A, below.

When purchased volume by IKON or any Customer is greater than $4M, in any one calendar year, prices in that calendar year shall be   [*%]   less than the prices quoted in this Exhibit A, below

Base pricing

Dongle	Dongle	Dongle
Volume	Code	Price

Lees than 6M or greater than 24M , Individual Quote From Sequiam

6M	Seq6mm	$[*	]

12M	seq12mm	$[*	]

24M	seq24mm	$[*	]

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EXHIBIT B

FORM OF LICENSE AGREEMENT

The actual licenses set forth in this Exhibit B granted to end-user customers shall run from Company to such customers and shall contain the terms and conditions set forth in the attached form of License Agreement. Any revisions must be pre-approved in writing by Company. Such form shall at all times include the following clause:

IKON Agreement. This Agreement shall not be deemed in any manner to alter, modify or amend in any manner whatsoever the terms and conditions of any agreement between Customer and IKON Office Solutions, Inc. and/or IKON Financial Services (“IFS”). All of the rights and obligations of Customer under such agreements shall continue in full force and effect notwithstanding any termination, cancellation, waiver or claim arising under this agreement. In the event of default by Customer under any such agreement, IKON Office Solutions, Inc. and/or IFS may, in addition to any other remedies it may have, elect to terminate your license and/or remove any or all licensed products and equipment.

HOSTED SERVICES AGREEMENT

THIS HOSTED SERVICES AGREEMENT (this “Agreement”) is made as of this ___ day of _______, 2005 (the “Effective Date”) by and between Sequiam Software, Inc., a California corporation (the “Company”) with principal offices located at 300 Sunport Lane, Orlando, FL 328089 and the entity identified below (the “Subscriber”).

WITNESSETH

WHEREAS, the Company develops, markets, owns and operates services known as: (a) Print It, 123!, which enables subscribers to print or copy documents from their computer to printers at local or other sites; and (b) Scan It, 123!, which enables subscribers to scan documents and transmit such scanned documents to a central print manager (Print It, 123! and Scan It, 123! and other services referred to under the brand Smart Access Suite are hereinafter collectively referred to as the “Services”);

WHEREAS, the Company provides the Services online by accessing the Services using an Internet website;

IKON Sequium Agreement v03.08.05 (Execution copy).doc

WHEREAS, the Subscriber has evaluated the Services and examined the capabilities of the Services, and now wishes to subscribe and obtain access to the Services subject to the terms and conditions of this Agreement; and

WHEREAS, the Company desires to grant to the Subscriber and the Subscriber desires to obtain from the Company a non-exclusive license to access the Services subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual benefits of the covenants and restrictions herein contained, the Company and the Subscriber hereby agree as follows:

Definitions

“Authorized Person” shall mean: (i) employees and legal counsel of the Subscriber who agree to maintain the confidentiality of the Confidential Information in consideration for receiving such Confidential Information; and (ii) individuals or organizations who are authorized in writing by the Subscriber to receive the Confidential Information.

“Documentation” shall mean the documents, instructions and other materials furnished or published by the Company concerning the Services.

“Enhancement” shall mean: (i) modifications to the Services which improve or expand the functionality or features of the Services and which may be released by the Company from time to time for a fee at the Company’s discretion; or (ii) such modifications as requested by the Subscriber and approved by the Company in writing.

“Password” shall mean that certain password and user name assigned by the Company to the Subscriber for purposes of accessing the Services.

“Subscriber Data” shall mean any information, data, or any other technology uploaded, posted, processed, transmitted, or submitted by the Subscriber.

“Subscriber Facilities” shall mean the office facilities of the Subscriber.

“Unauthorized Access” shall mean any access to the Services or Documentation except for: (i) the exclusive purposes of using and accessing the Services according to the Documentation on the Internet using the Password; (ii) searching, retrieving, processing, and downloading Subscriber Data; and (iii) training employees of the Subscriber in the use of the Services.

“Unauthorized User” shall mean any individual who accesses the Services or Documentation except for: (i) employees of the Subscriber authorized by the Subscriber to access the Services and Documentation for: (x) the exclusive purpose of using and accessing the Services according to the Documentation on the Internet using the Password and (y) searching, retrieving, processing, and downloading Subscriber Data; (iii) training employees of the Subscriber in the use of the Services; and (ii) Authorized Persons who are authorized in writing by the Company to access the Services and Documentation.

“Update” shall mean modifications to the Services which improve or expand the performance of the Services (as the case may be) which may be provided by the Company from time to time, excluding Enhancements.

License

Grant of License. The Company hereby grants, and the Subscriber hereby accepts, a non-exclusive, non-transferable license to access the Services and to use the Documentation at the Subscriber Facilities for the License Term (defined below), and to use the Services and the Documentation as expressly provided herein.

IKON Sequium Agreement v03.08.05 (Execution copy).doc

Additional Restrictions on Use. Subscriber is expressly prohibited from:

ii)     modifying the Services or allowing the Services to be modified without the prior written consent of the Company. If the Services are modified, such modifications shall be the sole and exclusive property of the Company and the Company shall own all of the rights, title and interests to such modifications and any resulting computer software, including (but not limited to) any and all copyrights, patents and trade secrets related thereto;

iii)    using the Services or any materials incident thereto to develop computer software without the prior written consent of the Company;

iv)    using the Services for any purpose other than as originally intended by this Agreement; and

v)     causing or permitting the reverse engineering, reformatting, recasting, disassemble or recompilation of the Services.

Password. Upon payment as provided in Section 3, the Company shall assign to the Subscriber the Password for purposes of accessing and using the Services during the License Term. The Subscriber shall access the Services only using the Password. The Subscriber shall be responsible for the confidentiality and maintenance of the Password. The Subscriber shall not assign the Password and all assignments of the Password by the Subscriber shall be void. Upon termination of this Agreement in accordance with Section 5 herein, the Password shall be automatically cancelled.

Unauthorized Use. The Subscriber shall take reasonable measures to prevent Unauthorized Users from accessing the Services and Documentation and from using the Password. The Subscriber shall take reasonable measures to prevent Unauthorized Access to the Services, Documentation, and Password.

Lawful Purpose. The Subscriber represents and warrants that the Subscriber Data and the Subscriber’s access to the Services shall not violate any contract, statute, rule, regulation, or other obligation under which the Subscriber is bound. The Subscriber further represents and warrants that it shall not access the Services to conduct or solicit the performance of any business or activity that is tortious or prohibited by law.

Access. The Subscriber hereby acknowledges that the Services require establishment and maintenance of a dedicated Internet access to the Services by the Subscriber with specific provision capacity that is purchased by the Subscriber. The Company shall provide necessary additional bandwidth as specified by the Company from time to time and as may be modified by the Company from time to time. Acquiring access to the Services does not include the establishment and maintenance of Internet access to the Services. The Subscriber shall be responsible for any costs in connection with accessing the Services on the Internet, including (without limitation) telephone, communications, Internet service provider costs, computer hardware, modem, fees charged by third parties, insurance, Internet access software, or any other costs incurred by the Subscriber in accessing the Services.

Subscriber Data. The Subscriber hereby grants The Company a worldwide and non-exclusive license to use and transfer the Subscriber Data, in whole or part, for the purpose of maintaining the Services or performing the Services pursuant to this Agreement. The Company will use all reasonable commercial means to ensure the confidential transfer of the Subscriber Data by means of industry standards encryption. The Company will control access to all physical hosting to ensure the confidentiality and integrity of the Subscriber Data. The Company shall not have the obligation to access, review, maintain or store the Subscriber Data without fees. The Subscriber may purchase such services at fees offered by the Company pursuant to this Agreement. The Subscriber shall be responsible for uploading, converting, and maintaining the Subscriber Data.

IKON Sequium Agreement v03.08.05 (Execution copy).doc

Fees and Taxes

Fees. In consideration for the license granted by the Company under this Agreement, and all services provided by the Company under this Agreement, the Subscriber shall pay a fee in accordance with the following schedule. The Subscriber may also be charged fees for other professional services or internet services that may be mutually agreed to the Subscriber and the Company.

Taxes. All fees described herein are exclusive of all federal, state, municipal or other governmental excise, sales, value-added, use, personal property and occupational taxes, excises, withholding obligations and other levies now in force or enacted in the future and, accordingly, the Subscriber will pay all such taxes and levies other than any tax or levy on the net income of the Company.

Fee Increases. The Company may increase the Dongle fee and the Scan It 123! fee and any additional fees at any time by written notice to the Subscriber at least 30 days in advance of the effective date of such increase. The new fee will not apply to any Dongle purchased until a new Dongle is acquired by the Subscriber. If the Subscriber objects to such increase, the Subscriber may terminate this Agreement in accordance with Section 5 herein.

Failure to Pay Fees. The Subscriber hereby acknowledges that the Company may deactivate the Password and deny access to the Services if the Subscriber fails to pay any amount due under this Agreement on or before the 45th day after receipt of the invoice. Once the Company receives payment from the Subscriber, the Password will be reactivated and access to the Services will be restored.

Ownership

Title. The Company represents that it owns all proprietary rights, including all patent, copyright, trade secret, trademark, trade name and other proprietary rights, in and to the Services, necessary to fulfill its obligations under the terms of this Agreement. The Subscriber acknowledges that the license granted under this Agreement does not provide the Subscriber with title to or ownership of the Services, including any corrections, enhancements, updates or other modifications to the Services, whether made by the Company or any third party. The Subscriber acknowledges that the license granted under this Agreement only provides the Subscriber a right of limited use under the terms and conditions of this Agreement. The Subscriber shall keep the Services free and clear of all claims, liens and encumbrances.

Transfer. Under no circumstances shall the Subscriber sell, license, sublicense, publish, display, distribute, or otherwise transfer to a third party the Services, any copies thereof, in whole or in part, without the Company’s prior written consent, unless otherwise provided for in this Agreement.

Term and Termination

IKON Sequium Agreement v03.08.05 (Execution copy).doc

Effective Date and Term. This Agreement and the license granted hereunder shall be effective as of the Effective Date set forth at the beginning of this Agreement and shall remain in effect until terminated as provided in this Agreement (the “License Term”).

Termination for Cause. The Company shall have the right to terminate this Agreement and the license granted herein upon the occurrence of any of the following events: (i) in the event the Subscriber fails to comply with any of the terms and conditions of this Agreement and such default has not been cured within 30 days after receiving written notice; or (ii) in the event the Subscriber: (w) terminates or suspends its business; (x) becomes subject to any bankruptcy or insolvency proceeding under Federal or state statute; (y) becomes insolvent or subject to direct control by a trustee, receiver or similar authority; or (z) has wound up or liquidated, voluntarily or otherwise. The Subscriber shall have the right to terminate this Agreement upon the occurrence of any of the following events: (i) in the event the Company fails to comply with any of the terms and conditions of this Agreement and such default has not been cured within 30 days after written notice; or (ii) in the event the Company: (w) terminates or suspends its business, (x) becomes subject to any bankruptcy or insolvency proceeding under Federal or state statute; (y) becomes insolvent or subject to direct control by a trustee, receiver or similar authority; or (z) has wound up or liquidated, voluntarily or otherwise.

Effect of Termination for Cause. If the Company terminates this Agreement under Section 5(a) above, the obligations of the Company and the Subscriber in Sections 2(b), (c), (d), (e), (f), and (g), 4, 5, 6, 7, and 8, and rights and obligations which accrued prior to termination or expiration, and provisions of this Agreement which by their express terms are intended to survive termination or expiration of this Agreement, shall survive termination of this Agreement. Within 30 days after termination of this Agreement, the Subscriber shall return to the Company, at the Subscriber’s expense, any software or other materials related to the Services, and deliver to the Company a certification, in writing signed by an officer of the Subscriber, that any software or other materials related to the Services have been returned or destroyed, as requested by the Company, and their use discontinued. Nothing contained herein shall limit any other remedies that either party may have for the default of the other under this Agreement nor relieve either party of any of its obligations incurred prior to such termination.

Termination Without Cause. In the event the Subscriber desires to terminate this Agreement without cause, the Subscriber shall provide written notice of same to the Company. Termination shall be effective 30 days after date of such notice. In the event of the Subscriber’s termination without cause, Sections 2(b), (c), (d), (e), (f), and (g), 4, 5, 6, 7, and 8, and rights and obligations which accrued prior to termination or expiration, and provisions of this Agreement which by their express terms are intended to survive termination or expiration of this Agreement, shall survive termination of this Agreement. Within 30 days after termination of this Agreement, the Subscriber shall return to the Company, at the Subscriber’s expense, any software or other materials related to the Services, and deliver to the Company a certification, in writing signed by an officer of the Subscriber, that any software or other materials related to the Services have been returned or destroyed, as requested by the Company, and their use discontinued.

Confidential Information

Definition. For their mutual benefit, the Company and the Subscriber shall discuss certain confidential information including but not limited to, the Subscriber’s web usage tracking and the Services. The parties acknowledge that: (i) the terms and conditions of this Confidentiality clause; (ii) the existence and content of the discussions between the Company and the Subscriber; and (iii) information concerning the Services and other information, including but not limited to, each party's plans, designs, costs, prices and names, finances, marketing plans, business opportunities, personnel, research, development, source code, object code, or know-how, will be considered confidential (“Confidential Information”). Confidential Information shall not include information that: (i) is now or subsequently becomes generally available to the public through no fault or breach on the part of receiving party (the “Recipient”); (ii) the Recipient can demonstrate to have had rightfully in its possession prior to disclosure to the Recipient by the disclosing party (the “Discloser”); (iii) is independently developed by the Recipient without the use of any Confidential Information; or (iv) the Recipient rightfully obtains from a third party who has the right to transfer or disclose it.

IKON Sequium Agreement v03.08.05 (Execution copy).doc

Nondisclosure and Nonuse of Confidential Information. The Recipient agrees to use reasonable care, but in no event no less than the same degree of care that it uses to protect its own confidential and proprietary information of similar importance, to prevent the unauthorized use, disclosure, publication or dissemination of Confidential Information. The Recipient agrees to accept the Discloser's Confidential Information for the sole purpose of meeting its obligations under the terms of this Agreement. The Recipient agrees not to use Confidential Information otherwise for its own or any third party's benefit without the prior written approval of an authorized representative of the Discloser in each instance. The Recipient may disclose Confidential Information if required by any judicial or governmental request, requirement or order; provided that the Recipient will take reasonable steps to give the Discloser sufficient prior notice in order to contest such request, requirement or order by notifying the Discloser of such request.

Ownership of Confidential Information. All Confidential Information, and any Derivatives thereof, remains the property of the Discloser and no license or other rights to Confidential Information is granted or implied hereby. For purposes of this Agreement, “Derivatives” shall mean: (i) for copyrightable or copyrighted material, any translation, abridgment, revision or other form in which an existing work may be recast, transformed or adapted; (ii) for patentable or patented material, any improvement thereon; and (iii) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.

No Warranty. All Confidential Information remains the property of the Discloser and no license or other rights in the Confidential Information is granted hereby. The Discloser warrants that it has the right to disclose the Confidential Information to the Recipient. Otherwise, all Confidential Information is provided “AS IS” and without any warranty, express, implied or otherwise, regarding its accuracy or performance. The Recipient will return all tangible Confidential Information, including but not limited to all computer programs, documentation, notes, plans, drawings, and copies thereof, to the Discloser immediately upon the Discloser's written request.

Terms. The Recipient's duty to protect the Discloser's Confidential Information shall expire three (3) years from the date of disclosure of Confidential Information.

Limited Warranty

Scope of Limited Warranty. The Company warrants to the Subscriber that for 90 days commencing upon the letter of acceptance concerning the Services at the Subscriber's Facilities: (i) the Services will substantially comply with the published specifications set forth in the Company’s Documentation for the Services; and (ii) the media on which the Services is furnished shall be free from defects in materials and faulty workmanship under normal use (the “Initial Warranty Period”). The Company makes no warranty as to the Services after the ninety days. The Company does not warrant that the Services will meet the Subscriber’s requirements or will operate in combinations with other software or non-supported platforms/operating systems/databases, which may be selected for use by the Subscriber, or that the operation of the Services will be uninterrupted or error-free. The Company also warrants to the Subscriber, that for a period of ninety 90 days commencing upon delivery of any subsequent release of any new version, Enhancement or Update of the Services, that new version Enhancement or Update will substantially comply with the Documentation for that version, Enhancement or Update.

IKON Sequium Agreement v03.08.05 (Execution copy).doc

Sole Remedy. The Subscriber’s sole and exclusive remedy under the Initial Warranty Period shall be, at the Company’s election, to (i) provide program services to correct any material defects which would cause the Services to not comply with the Documentation; (ii) replace the defective Services with Services that complies with the Documentation; or (iii) refund all license and support fees paid to the Company which relate to the non-complying Services and may terminate this Agreement immediately, subject to section 5. If the Company elects to pursue (i) or (ii) and the Company is unable to complete that choice within 30 days of notification by the Subscriber, then the Subscriber will be entitled to the remedy under (iii). The above remedies are available only if the Company is notified in writing, within the Initial Warranty Period, upon discovery of the defects by the Subscriber, and that the Services have not been: (x) altered, or modified by any party other than the Company or the Company’s approved third party provider; (y) subjected to negligence, or computer or electrical malfunction; or (z) used, adjusted, or installed other than in accordance with instructions furnished by the Company. During subsequent Warranty Periods related to any Enhancement or Update of the Services, the Subscriber’s sole and exclusive remedy will be to continue to be supported under the prior Enhancement or Update of the Services. Further, should the Subscriber hire a third party independent consultant not contracted by the Company to perform services for the Subscriber using the Services, or should said consultant create modifications or derivative works of the Services, the Company shall have no liability to the Subscriber for said services, modifications, derivative works, or outputs of use of the Services.

Disclaimer of Any Other Warranty. EXCEPT FOR THE EXPRESS LIMITED WARRANTY STATED ABOVE, THE COMPANY MAKES NO PROMISES, REPRESENTATION OR WARRANTIES, EITHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, WITH RESPECT TO ANY SERVICES, INCLUDING ITS CONDITION, ITS CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION, OR THE EXISTENCE OF ANY LATENT OR PATENT DEFECTS, AND THE COMPANY SPECIFICALLY EXCLUDES ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Limitation of Liability

The Subscriber agrees that Company’s liability hereunder for damages arising from performance or nonperformance of the Services, shall be as set forth above in Section 7, and shall in the event of ordinary negligence not exceed the amount paid by the Subscriber pursuant to this Agreement. With the exception of acts of willful misconduct or gross negligence, the Subscriber and the Company agree that the Subscriber and the Company will not be liable for any lost profits, costs of procurement of substitute goods or services, or for any claim or demand by any other party except in regard to violations under sections 2, 4, and 6 of this Agreement. In no event will any party to this Agreement be liable for consequential, incidental, special, indirect, or exemplary damages arising out of this Agreement, even if the parties have been advised of the possibility of such damages. These limitations shall apply notwithstanding any failure of essential purpose of any limited remedy.

Miscellaneous Provisions

Notices. All notices under this Agreement shall be in writing and shall be deemed to have been given: (i) in the case of delivery, when delivered to the address set forth on the signature page to this Agreement; (ii) in the case of mailing, on the third business day after deposit in the U.S. Mail, postage prepaid, certified or registered mail and addressed to the other party at the address set forth on the signature page to this Agreement; and (iii) in all other cases when the same has been actually received by the other party. Either party may change its address to which said notices are to be sent by the giving of notice of such change as set forth herein.

Force Majeure. Neither party shall be responsible for any failure to perform (except for payment obligations) due to unforeseen circumstances or to causes beyond its control, including but not limited to acts of God, war, riot, embargoes, acts of civil or military authorities, fire, flood, accidents, strikes, carrier service interruptions, power failure, computer failure, network telecommunications activity, telecommunications and network failure, Internet failure, third party software defects, or shortages of transportation facilities, fuel, energy, labor or materials. A party whose performance is affected by a force majeure condition shall be excused from such performance to the extent required by the force majeure condition so long as such party takes all reasonable steps to avoid or remove such causes of nonperformance and immediately continues performance whenever and to the extent such causes are removed.

IKON Sequium Agreement v03.08.05 (Execution copy).doc

Headings. The headings in this Agreement are for purposes of reference only and shall not affect the meaning or construction of any provision of this Agreement.

Severability. The provisions of this Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect, in that jurisdiction only, such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Agreement in any jurisdiction.

Amendments, Waivers and Consents. Any amendment or waiver of any provision of this Agreement and any consent to any departure from any provision of this Agreement shall be effective only if made or given by both parties in writing.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same agreement.

Governing Law and Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to the principles of conflicts of law. The Company and the Subscriber consent to the jurisdiction of any federal district court or state court having jurisdiction in Orange County, Florida.

Entire Agreement. This Agreement constitutes the full understanding between the parties hereto with respect to the subject matter hereof, and no statements, written or oral, made prior to or at the signing hereof shall vary or modify the terms hereof.
[signature on following page]

IKON Sequium Agreement v03.08.05 (Execution copy).doc

IN WITNESS WHEREOF, the parties hereto have executed this Hosted Services Agreement as of the date first set forth above.

THE COMPANY:		THE SUBSCRIBER:

Sequiam Software, Inc.

By:		By:
Print Name:	Mark Mroczkowski	Print Name:
Title:	Senior Vice President and CFO	Title:
Date:		Date:
Address:	300 Sunport Lane	Address:
Orlando, FL 32809

IKON Sequium Agreement v03.08.05 (Execution copy).doc

SCHEDULE A

HOSTED SERVICE FEES AND PAYMENT PROVISIONS

Company	Start Date of Service
Billing Address	Payment Terms	Monthly
City, State, Zip	Project Name
Phone Fax URL	Number of Users
Main Contact	Email Direct Phone
Billing Contact	Email Direct Phone
Technical Contact	Email Direct Phone

PAYMENT TERMS